Exhibit 23.1

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-71670) pertaining to the Fourth Amended and Restated Magellan Midstream Partners Long-Term Incentive Plan dated February 3, 2004 and in the Registration Statements (Form S-3 File No. 333-83952 and Form S-3 File No. 333-109732) of Magellan Midstream Partners, L.P. of our report dated March 7, 2005 (except for Note 26, as to which the date is April 12, 2005), with respect to the consolidated financial statements of Magellan Midstream Partners, L.P. which is included in this Current Report (Form 8-K) dated April 12, 2005.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

April 12, 2005